Exhibit 10.12

AMERIANA BANK, SB

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (this “Agreement”) is adopted this 20th day of December, 2007 by and between AMERIANA BANK, SB, a state-chartered savings bank located in New Castle, Indiana (the “Bank”), and RICHARD HENNESSEY (the “Director”).

The purpose of this Agreement is to retain and reward the Director by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Director with the designated beneficiary of the Director. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Effective Date” means December 20, 2007.

1.7	“Director’s Interest” means the benefit set forth in Section 2.2.

1.8	“Insurer” means the insurance company issuing the Policy on the life of the Director.

1.9	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of

(i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.10	“Plan Administrator” means the plan administrator described in Article 10.

1.11	“Po1icy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Director’s life under this Agreement.

Ameriana Bank, SB Supplemental Life Insurance Agreement

1.12	“Separation from Service” means that the Director’s service, as an employee and independent contractor, to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Director.

1.13	“Years of Service” means the twelve (12) consecutive month period beginning five (5) years after the Director’s first day of service to the Bank and any twelve (12) month anniversary thereof during the entirety of which time the Director is an employee of the Bank. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2

Policy Ownership/lnterests

2.1	Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, and the Bank may terminate a Policy without the consent of the Director. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Director’s Interest is determined according to Section 2.2.

2.2	Director’s Interest. The Director, or the Director’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to eighty percent (80%) of the Net Death Proceeds. The Director shall also have the right to elect and change settlement options with respect to the Director’s Interest by providing written notice to the Bank and the Insurer.

Article 3

Premiums and Imputed Income

3.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

3.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Director based on the life insurance premium factor for the Director’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor’ is the minimum factor applicable under guidance published pursuant to Treasury Reg. 1.61 -22(d)(3)(ii) or any subsequent authority.

3.3	Imputed Income. The Bank shall impute the economic benefit to the Director on an annual basis, by adding the economic benefit to the Director’s W-2, or if applicable, Form 1099.

Article 4

General Limitations -Removal

Notwithstanding any provision of this Agreement to the contrary, the Director’s rights in the Agreement shall terminate if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

Ameriana Bank, SB Supplemental Life Insurance Agreement

Article 5

Beneficiaries

5.1	Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Director participates.

5.2	Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Bank prior to the Director’s death.

5.3	Acknowledgment No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4	No Beneficiary Designation. If the Director dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Director, then the Director’s surviving spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made payable to the Director’s estate.

5.5	Facility of Payment. If the Bank determines in its sole discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian or other legal representative of the person’s estate or to any trust created for the sole benefit of said person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Ameriana Bank, SB Supplemental Life Insurance Agreement

Article 6

Assignment

The Director may irrevocably assign without consideration all of the Director’s Interest in this Agreement to any person, entity or trust. In the event the Director shall transfer all of the Director’s Interest, then all of the Director’s Interest in this Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder, and the Director shall have no further interest in this Agreement.

Article 7

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 8

Claims And Review Procedure

8.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation -Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

8.1.2	Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

Ameriana Bank, SB Supplemental Life Insurance Agreement

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation -Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2	Additional Submissions -Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Bank’s Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. In the event the Bank determines that the claim should be denied as a result of its review, then the Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based; and

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Ameriana Bank, SB Supplemental Life Insurance Agreement

Article 9

Amendments And Termination

The Bank may amend or terminate the Agreement at any time, or may amend or terminate the Director’s rights under the Agreement at any time prior to the Director’s death, by providing written notice of such to the Director. In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 10

Administration

10.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

10.5	Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, disability, death or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Bank, their beneficiaries, survivors, executors, administrators, and transferees and any Beneficiary.

Ameriana Bank, SB Supplemental Life Insurance Agreement

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Director the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain an employee nor interfere with the Director’s right to terminate employment at any time.

11.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America

11.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5	Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

2118 Bundy Avenue

New Castle, IN 47362

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.6	Entire Agreement. This Agreement, along with the Director’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

DIRECTOR:	AMERIANA BANK, SB

/s/ Richard Hennessey	By	/s/ Michael E. Kent
	Title	Chairman of the Board

Ameriana Bank, SB
Supplemental Life Insurance Agreement

BENEFICIARY DESIGNATION FORM

{ } New Designation
{ } Change in Designation

I, Richard Hennessey, designate the following as Beneficiary under the Agreement:

Primary:	
____________________	____%
____________________	____%
____________________	____%
Contingent:	
____________________	____%
____________________	____%
____________________	____%

Notes:

- **Please PRINT CLEARLY or TYPE the names of the beneficiaries.**
- **To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.**
- **To name your estate as beneficiary, please write "Estate of [your name] ".**
- **Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.**

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name: Richard E. Hennessey

Signature: [signature] **Date:** 12/20/2007

By: ____________________

Title: ____________________